UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 23, 2010
Date of Report (Date of earliest event reported)

BARK GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53530	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ostergade 17-19, 3rd Floor, Copenhagen K, Denmark	DK-1100
(Address of principal executive offices)	(Zip Code)

+45 7026 9926
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Change of Control.

Bark Group Inc. (the “Company”) reports that an aggregate of 80 million shares of common stock (the “Transferred Shares”) will be transferred to existing officers and directors of the Company from Mr. Jesper Svane and Mr. Rene Lauritsen and their affiliated entities pursuant to agreements dated April 23, 2010. Mr. Svane and Mr. Rene Lauritsen will upon effectiveness of these transfers hold, in aggregate, less than 5% of the Company’s outstanding shares of common stock. The aggregate consideration to be paid for the Transferred Shares is $2.0 million, which amount will be due and payable by no later than December 31, 2010. In the event that the consideration is not paid by December 31, 2010, then the shares will be returned to Mr. Svane and Mr. Lauritsen.

Information regarding the directors and officers who will acquire the Transferred Shares, the number of Transferred Shares to be acquired, the consideration to be paid for the Transferred Shares and the percentage ownership of the Company following completion of the transfers of the Transferred Shares is provided as follows:

Name of beneficial owner	Number of Transferred Shares to be Acquired(1)	Number of Shares to be Beneficially Owned	Percentage of Class (2)
Bent Helvang Chairman, Secretary and Director	26,666,667 Shares	71,924,707 Shares	19.6%
Anders Hageskov President and Chief Executive Officer	26,666,667 Shares	71,924,707 Shares	19.6%
Klaus Aamann Director	26,666,667 Shares	71,924,707 Shares	19.6%
Total Transferred Shares	80,000,000 Shares

(1)	All Transferred Shares will be acquired for consideration equal to $0.025 per share, which consideration is payable on or before December 31, 2010.

(2)	Based on 367,807,761 shares of common stock issued and outstanding as at April 16, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARK GROUP, INC.

Date: April 23, 2010	By:	/s/ Bent Helvang
	Name:	Bent Helvang
	Title:	Chairman & Secretary